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                                                                    EXHIBIT 99.1

THE MIIX GROUP

NEWS RELEASE

                   THE MIIX GROUP ANNOUNCES BANKRUPTCY FILING

LAWRENCEVILLE, NJ, DECEMBER 20, 2004 - The MIIX Group, Incorporated (OTC: MIIX) announced today that it and its subsidiary, New Jersey State Medical Underwriters, Inc. ("Underwriters"), each filed a voluntary petition under Chapter 11 of Title 11 of the United States Bankruptcy Code ("Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court"). The companies continue to operate their businesses and manage their properties as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. To date, no creditors' committee or trustee has been appointed in this case.

The Board of Directors has retained Traxi LLC, a special situation advisory firm, as a financial and restructuring consultant to assist the Company with the Chapter 11 filing and related restructuring efforts. Perry M. Mandarino, a Senior Managing director at Traxi, was appointed Chief Restructuring Officer leading the restructuring engagement.

As disclosed previously the Company has received one indication of interest from MDAdvantage Holdings, Inc., to acquire certain assets of Underwriters and one additional possible offer. The Company continues to negotiate with MDAdvantage Holdings, Inc., the documentation relating to a possible sale of Underwriter's assets, subject to the receipt of all necessary approvals and "higher or better offers" prior to closing.

The bankruptcy filing does not include MIIX Insurance Company, which on September 28, 2004 was placed into rehabilitation by Order of the Superior Court of New Jersey. The Commissioner of the New Jersey Department of Banking and Insurance serves as Rehabilitator with exclusive control over the business and property of MIIX Insurance Company.

Forward-Looking Statement

This news release contains forward-looking statements that are based on the Company's expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. No assurances can be given that the company will be able to successfully dispose of its assets or operate in bankruptcy. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:
Patricia A. Costante
Chairman and CEO
(800) 234-6449, ext. 1199
pcostant@miix.com